Pitney Bowes Inc. - Form 10-Q
Nine Months Ended September 30, 1997
Page 18 of 20

                                                                                                                        Exhibit (ii)
                                                                                                                        ------------
                               Pitney Bowes Inc.
                        Computation of Earnings per Share
                        ---------------------------------

                                                                        Three Months Ended                   Nine Months Ended
                                                                           September 30,                       September 30,
                                                                  ------------------------------      ------------------------------
(Dollars in thousands, except per share data)                             1997              1996              1997              1996
                                                                  ------------      ------------      ------------       -----------

Primary
-------
Net income applicable to common stock (1) ..................      $    127,805      $    116,705      $    378,820      $    341,746
                                                                  ============      ============      ============      ============

Weighted average number of common shares outstanding .......       143,640,951       148,844,925       145,464,280       149,385,408
Preference stock, $2.12 cumulative convertible .............           671,170           720,902           682,661           733,008
Stock option and purchase plans ............................         1,271,443           672,892         1,103,172           748,242
                                                                  ------------      ------------      ------------      ------------

Total common and common equivalent shares outstanding ......       145,583,564       150,238,719       147,250,113       150,866,658
                                                                  ============      ============      ============      ============


  Net income per common and common equivalent share ........      $        .88      $        .78      $       2.57      $       2.27
                                                                  ============      ============      ============      ============

Fully Diluted
-------------
Net income .................................................      $    127,805      $    116,705      $    378,821      $    341,747
                                                                  ============      ============      ============      ============

Weighted average number of common shares outstanding .......       143,640,951       148,844,925       145,464,280       149,385,408
Preference stock, $2.12 cumulative convertible .............           671,170           720,902           682,661           733,008
Stock option and purchase plans ............................         1,297,464           736,864         1,152,652           809,917
Preferred stock, 4% cumulative convertible .................            10,872            11,490            11,053            11,490
                                                                  ------------      ------------      ------------      ------------

Total common and common equivalent shares outstanding ......       145,620,457       150,314,181       147,310,646       150,939,823
                                                                  ============      ============      ============      ============


  Net income per common and common equivalent share ........      $        .88      $        .78      $       2.57      $       2.26
                                                                  ============      ============      ============      ============



(1) Net income applicable to common stock was adjusted for preferred dividends.